Exhibit 99.2
News Release
NYSE: MYE
Contact(s):
Donald A. Merril, Chief Financial Officer
(330) 253-5592
Max Barton, Director, Investor Relations
(330) 761-6106
GS Capital Partners & Myers Industries
Terminate Merger Agreement
FOR IMMEDIATE RELEASE: April 4, 2008, Akron, Ohio— The Board of Directors of Myers Industries, Inc. (NYSE: MYE) (the “Company”) announced today that it has received notice that GS Capital Partners (“GSCP”) does not intend to proceed with the proposed acquisition of the Company. As a result, Myers Holdings Corporation (f/k/a MYEH Corporation) (“Parent”) and the Company have mutually agreed to terminate the Agreement and Plan of Merger, dated as of April 24, 2007 by and among the Parent, Myers Acquisition Corporation (f/k/a MYEH Acquisition Corporation) and the Company, effective April 3, 2008.
Myers Industries continues to focus on its sound business growth plan and fundamentals directed at sustainable, profitable growth. The Company is confident in its ability to continue value generation for customers and shareholders.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries reported net sales of $918.8 million for 2007. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
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